Exhibit 99.1
LETTER OF INTENT FOR MERGER AND ACQUISITION

May 23, 2011

Mr. Jonathan Patton
Austin Acquisitions, Inc.
2328 B Hartford Road
Austin, Texas 78703

Dear Jonathan:

This Letter sets forth the mutual understanding and desires of DBS Distributors, Inc., a Delaware Corporation (Purchaser) and Austin Acquisition, Inc, a Nevada Corporation (Company) to enter into a Purchase Agreement for the sale and subsequent purchase of all of the capital stock and securities of Company. The transaction discussed in this letter, is hereby referred to as “the Acquisition” for present and future discussions.

Except for paragraph 4 below, the obligations of the parties are subject to the successful negotiation and completion of the terms and conditions as set forth in the Purchase Agreement.

1.
The Basic Transaction: The Purchaser shall acquire all capital stock of the Company, including any outstanding warrants, options, and convertible securities, free and clear of any liens and encumbrances,

2.
The Purchase Price: Purchaser agrees to purchase all shares of the company at a price equal to $_0.40 per share, adjusted in accordance with the execution or conversion of warrants, options or convertible securities.

3.	The Closing Date: The time, date and place of the closing shall take place at a time, date and place as agreed upon by the Purchaser and Company.

4.
Within 21 days of acceptance of this Letter of Intent, the Purchaser shall secure funding of at least $400,000 to be put into escrow for the closing of this Acquisition.  In the event that the acquisition is not closed within 60 days of the acceptance of this Letter of Intent, the selling shareholders of Austin Acquisitions shall be entitled to $200,000 of the escrowed funds, distributable upon termination of this LOI.

5.
Upon acceptance of this Letter of Intent, the parties shall enter into a Purchase Agreement and  within 60 days close the Acquisition. The Purchase Agreement shall contain the traditional rights, obligations, representations, warranties, terms and conditions necessary for the transaction to close and the exchange of assets and rights to take place.

6.
This Acquisition is conditional upon any approval of governmental agencies, the completion of satisfactory due diligence of the parties, approval by legal and audit units and any other matters contained within the Purchase Agreement.

7.
The Parties agree that until such time as the Acquisition is complete, neither shall share any confidential information, recruit, or look to recruit employees or other such parties from the other causing a harm or detriment to the well being of the other.

8.
The Company warrants that the Purchaser shall not incur any liability to other parties that the Company has regarding this Acquisition or the disposition of its business. The Company shall indemnify the Purchaser from any such liabilities in the event of their occurrence. The parties agree that this paragraph shall survive the termination or merger of this letter.

9.	Termination. This Letter of Intent may be terminated:
(a)	by mutual written consent of the Parties;
(b)	upon written notice by any party to the other if the Acquisition has not been closed by the 61st day after the execution of this letter;
(c)	by either party when the other party is in default of this Letter of Intent; or
(d)	at any time by either party if in its sole discretion that the results of its due diligence investigation are not satisfactory in any respect.

10.	The Purchaser agrees to pay for any legal and EDGAR costs associated with an 8-K filing for this LOI.

This letter supersedes all prior understandings or agreements between the parties.

Please sign this Letter of Intent in the space provided below to confirm the mutual agreements set forth herein, and return a signed copy to the undersigned.

Respectfully,

/s/ Cary Lee Peterson
Cary Lee Peterson, President
DBS Distributors, Inc.
on Behalf of DBS Distributors, Inc.

Acknowledged and agreed as of the foregoing date.

Austin Acquisitions, Inc.

By: /s/ Jonathan Patton
Jonathan Patton

Title:  President